STRADLEY, RONON, STEVENS & YOUNG, LLP
                        2600 One Commerce Square
                   Philadelphia, Pennsylvania  19103


Direct Dial: (215) 564-8024


                   December 23, 1996

The Rightime Fund, Inc.
The Forst Pavilion, Suite 3000
218 Glenside Avenue
Wyncote, Pa.  19095-1594

Gentlemen:

     You have informed us that, in accordance with Rule 24f-2 (the "Rule") under the Investment Company Act of 1940, as amended, (the "1940 Act"), The Rightime Fund, Inc. (the "Company") a Maryland corporation, intends to file a Rule 24f-2 Notice (the "Notice") with the United States Securities and Exchange Commission. The Notice will recite that pursuant to the Rule the Fund, during the fiscal year ending October 31, 1996, sold shares of common stock of its Rightime Fund Series, Rightime Government Securities Fund series, Rightime Blue Chip Fund Series, Rightime Social Awareness Fund Series, and Rightime MidCap Fund Series with an aggregate public offering price of $57,551,588 (not including $93,153,393 of shares issued in connection with dividend reinvestment plans which are reported on the Notice for purposes of the fee computation table). The Notice will be filed to make definite the registration of the shares of common stock sold by each Series of the Company under the Securities Act of 1933 (the "1933 Act"), pursuant to the Rule during such period. You have also informed us that all of such shares were issued in accordance with the provisions relating thereto in the registration statement of the Company under the 1933 Act as such registration statement was currently in effect during the period.

     We have acted as legal counsel to the Company during the period of time referred to above and, as such, have reviewed the Articles of Incorporation of the company; various Articles Supplementary establishing the series; the By-Laws; the

The Rightime Fund, Inc.
December 30, 1996
Page 2

registration statements under
the 1940 and 1933 Acts and such minutes of the corporate proceedings and other documents as we deem material to our opinion.

     Based on the foregoing, we are of the opinion that all of the shares of common stock of the company described in the Rule 24f-2 Notice as having been sold pursuant to the Rule during the period were fully paid, non-assessable and legally issued shares of common stock of the Company.

     We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice and as an exhibit to the Company's registration statement under the 1933 Act and to the reference to us in the prospectus of the Company as legal counsel who have passed upon the legality of the offering of the company's common stock. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the common stock of the Company is offered for sale.

                         Very truly yours,

                         STRADLEY, RONON, STEVENS & YOUNG, LLP


                              Steven M. Felsenstein
                         By:-------------------------
                              Steven M. Felsenstein
                               A Partner


SMF/nk
cc: Mr. David J. Rights, President